      As filed with the Securities and Exchange Commission on March 7, 2002
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   NYFIX, INC.
             (Exact name of registrant as specified in its charter)

            New York                                           06-1344888
(State or other jurisdiction of                              (I.R.S. Employer
        incorporation or                                  Identification Number)
         organization)

                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              --------------------

                                 Peter K. Hansen
                             Chief Executive Officer
                                   NYFIX, Inc.
                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                              --------------------

                                   Copies to:

                              Robert L. Frome, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                              --------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

                              --------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                        Proposed        Proposed
                                                       Amount           Maximum          Maximum              Amount Of
                                                       To Be        Offering Price      Aggregate            Registration
    Title of Shares to be Registered                Registered       Per Share(1)    Offering Price(1)           Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per
share......................................         672,250             $12.22           $8,214,895            $755.77
====================================================================================================================================

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of $12.59 and
        $11.85, respectively, of the common stock on March 1, 2002.

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      -2-

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

              PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION, DATED
                                  MARCH 7, 2002

PROSPECTUS

                                   NYFIX, Inc.

                         672,250 shares of Common Stock

      o     The shares of common stock offered by this prospectus are being sold by the selling shareholders.

      o     We will not receive any proceeds from the sale of these shares.

      o     Our common stock is traded on the Nasdaq Stock Market's National
            Market under the symbol NYFX.

      o     On March 1, 2002, the last reported sale for our common stock was
            $12.08 per share.

            Investing in our common stock involves a high degree of risk. You should carefully consider the factors described under the heading
            "Risk Factors" beginning on page 4 of this prospectus.

                         -----------------------------

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                         -----------------------------

                              __________ ___, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities.....................................   17

            Unless otherwise indicated, all references in this prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation, and our subsidiaries, NYFIX USA, LLC, NYFIX Transaction Services, Inc., NYFIX
Overseas, Inc. and NYFIX Millennium, L.L.C. References to NYFIX Millennium refer to NYFIX Millennium, L.L.C., our 80% owned subsidiary.

                                      -ii-

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

            This summary highlights selected information about NYFIX. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 4 and the information incorporated by reference herein before making an investment decision.

NYFIX, Inc.

            We are a leading provider of electronic trading infrastructure and technologies to the professional trading segment of the brokerage community.
With our desktop solutions, stationary and wireless exchange floor systems, electronic automation systems and straight-through processing, we streamline data entry, routing and execution and eliminate many processing inefficiencies.
Our infrastructure, which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets.
Our technology is being used by over 200 customers, of which many are the largest and most respected firms in the industry and we have entered into agreements with approximately 57% of the New York Stock Exchange (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to 500 million shares through the fourth quarter of 2001, with daily volumes reaching as high as 1.3 billion shares.

            Our products and services are broadly categorized into electronic trading infrastructure and applications and provide our customers a complete solution to enter, manage and route orders and execution data electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various market participants to provide efficient, secure and reliable order routing. A single dedicated circuit between our customers and the NYFIX network enables connectivity to buyside and sellside institutions and major international exchanges and alternative execution venues such as electronic communication networks (ECNs) and alternative trading systems (ATSs). We also have developed and offer an integrated portfolio of modular desktop trading applications, exchange floor automation and exchange access applications for trading domestic and international equities, futures and options. Our outsourced application solutions reside upon our centralized system and are delivered through the NYFIX network. Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            We have been profitable since the first quarter of 1999 and have had eleven quarters of increasing profitability. Our net income has increased to
$5,676,400 in 2000 from a net loss of $2,234,000 in 1998. Our net income increased to $5,823,000 in the first nine months of 2001 from $3,506,000 in the first nine months of 2000. Our total revenues have increased to

                                      -1-

$23,980,000 in 2000 from $6,235,000 in 1998, representing a compound annual growth rate of 96%. Our total revenues have increased 79% to $29,337,000 in the first nine months of 2001 from $16,425,000 in the first nine months of 2000. We principally derive our revenues from long-term subscriptions, product sales and services. In addition to developing our subscription revenues, we plan to develop transaction based revenues. We are well positioned to distribute order routing terminals in certain domestic and international market segments seeking more direct exchange and execution access and trade processing services in return for per share based transaction fees. We believe there is a substantial market for these types of transaction revenue streams. Our order routing connectivity capabilities and technology platform also enable us to support transaction revenue generation in our subsidiary, NYFIX Millennium, of which we owned 50% from its inception on September 9, 1999 through January 31, 2002. On
February 1, 2002, the Company exercised its option to purchase an additional 30%
of NYFIX Millennium by issuing 296,250 shares of NYFIX common stock to the other
NYFIX Millennium partners, thereby making NYFIX Millennium an 80% owned subsidiary of the Company.

            The large quantity of orderflow processed by the NYFIX network has uniquely positioned us to develop, together with NYFIX Millennium, an ATS that functions similarly to an ECN in that it matches buy and sell orders. NYFIX
Millennium can match either buy and sell orders or pass them through to the exchange or execution venue of the trader's choice, in real-time, which we believe is a unique feature and key differential from other ATSs and ECNs that rely on captive order liquidity. NYFIX Millennium augments traditional auction markets by combining the electronic execution technology of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium, which eliminates the negative price impact associated with displaying large blocks of shares. We are currently focusing on generating a critical mass of orderflow from the NYFIX network to NYFIX Millennium.

            Our goal is to become the leading provider of real-time electronic trade entry, routing and execution solutions to the global financial services industry. To achieve this, we plan to:

o     increase the number of participants in the NYFIX network and continue to expand the suite of products and services available to our customers;

o     develop transaction revenue streams in NYFIX Millennium;

o     develop transaction revenue streams from our electronic trading infrastructure and technologies;

o     establish and expand orderflow through NYFIX Millennium and leverage strategic partnerships;

                                      -2-

o     expand the universe of securities being traded through our network; and

o     continue to protect our customers' roles in the distribution market.

            Our headquarters are located at Stamford Harbor Park, 333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000. We also maintain operations in New York, Chicago and London. Our international operations are conducted through our subsidiary, NYFIX Overseas,
Inc. We maintain a Web site at www.nyfix.com. Information contained on our Web site is not a part of this prospectus.

Shares Being Offered

            This prospectus relates to the offering by the selling shareholders of an aggregate of 672,250 shares of our common stock, consisting of 376,000 shares issued to them in connection with their becoming new partners in NYFIX
Millennium and 296,250 shares issued to them in connection with our exercising our purchase option to acquire an additional 30% of NYFIX Millennium from our partners in NYFIX Millennium.

                                       -3-

                                  RISK FACTORS

            You should carefully consider the risks described below before making an investment decision. If any of the following circumstances occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

                          Risks Related to Our Business

Any slowdown or failure of our computer systems could cause us to lose revenues and customers and subject us to liability for customer losses.

            Our services depend on our ability to store, retrieve, process and manage significant databases and to electronically receive and process trade orders. Our systems or data centers could slow down significantly or fail for a variety of reasons, including undetected errors in our internal software programs or computer systems or heavy stress placed on our systems during peak trading times. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in demand for capacity.
However, we may not be able to accurately predict future volume increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or backup computer facility may not be able to protect us in the event of significant system failures. Any significant degradation or failure of our computer systems or any other systems in the clearing or trading processes could cause our broker-dealer customers and their customers to suffer delays in business processing, which could cause substantial losses to our broker-dealer customers and their customers, damage our reputation, increase our service costs, cause us to lose revenues and customers or divert our technical resources. We might not be able to defend ourselves adequately to enforce our contractual liability disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our electronic systems and data centers could be materially adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

We rely on multiple telecommunications carriers for data delivery. Any disruptions to these services could have a material adverse effect on our business.

            We depend on the proper and timely function of complex
telecommunications systems maintained and operated by third parties, securities exchanges, clearing brokers and other data providers. Natural disasters or failures, or inadequate or slow performance of any of these systems could adversely affect our ability to provide our services. In addition, such disruptions

                                      -4-

could lead to the loss of customers, damage our reputation and negatively impact our revenues and profitability.

Because our operating results may fluctuate from quarter to quarter, the price of our common stock may be unstable.

            Our revenues, cost of revenues, operating expenses and results of operations have fluctuated in the past and will continue to fluctuate in the future on a quarterly basis due to a number of factors. Some factors may be outside of our control and could have a negative effect on our results of operations, such as:

      o     the timing and size of purchase orders from our customers;

      o     unexpected delays in introducing new or enhanced products;

      o     changes in the costs of telecommunication circuits and costs of data center equipment; and

      o     the timing and size of expenses, including expenses for research and development of new products.

We were unprofitable from our inception in 1991 through 1998 and we may not remain profitable in the future.

            We commenced operations in June 1991 and incurred net losses through
1998. Although we have been profitable commencing in the first quarter of 1999 after introducing the NYFIX network, we cannot assure you that we will continue to successfully implement our business strategy and continue to maintain profitable operations.

We face substantial competition in our individual product areas from companies that have larger and greater financial, technical and marketing capabilities, which may hinder our ability to compete successfully.

            We operate in a highly competitive market. Certain of our
competitors may have:

      o     longer operating histories;

      o     significantly greater financial, technical and marketing resources;

      o     more extensive customer bases; and

                                      -5-

      o     extensive knowledge of the industry.

We expect competition to intensify in the future. Competitive pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

We may experience delays in enhancing our existing products and services and in developing new products and services, which may affect our competitiveness and cause us to lose market share.

            Our competitiveness and ability to maintain or increase our market share will depend, in part, on our ability to develop, test, sell and support enhancements to our current and new products and services on a timely basis in response to changing customer needs, competition, market conditions, technological developments and emerging standards in the financial trading industry. Our failure to successfully adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop and bring new and enhanced products and services to the market in a cost-effective and timely manner. If we fail to release new products and upgrades on time or if they fail to achieve market acceptance, we may experience customer dissatisfaction, cancellation of orders and loss of customers and revenues.

We must manage our growth in order to achieve our business objectives.

            We have experienced a period of significant growth in our business that may place a strain upon our management systems and resources. We intend to continue to grow in the foreseeable future and to pursue existing and potential market opportunities. Our growth has placed, and will continue to place, significant demands on our management and operational resources, particularly with respect to:

      o     recruiting, training, supervising and retaining skilled technical, marketing and management personnel in an environment where there is intense competition for skilled personnel;

      o     implementing new and enhanced communications and information systems;

      o     maintaining and expanding a cutting edge research and development staff;

      o     expanding our sales and marketing efforts;

      o     expanding our facilities and other infrastructure in a timely manner to accommodate a significantly larger workforce;

                                      -6-

      o     developing and managing a larger, more complex international organization; and

      o     expanding our treasury and accounting functions.

            In order to manage our growth effectively, we must also develop more sophisticated operational systems, procedures and controls. If we fail to develop these systems, procedures and controls on a timely basis, it could impede our ability to deliver products in a timely fashion and fulfill existing customer commitments and, as a result, our business, financial condition and operating results could be materially adversely affected. In addition, our revenue may not continue to grow at a pace that will support our planned costs and expenditures. To the extent that our revenue does not increase at a rate commensurate with these additional costs and expenditures, our results of operations and liquidity would be materially adversely affected.

Our ability to sell our products and services and grow our business could be significantly impaired if we lose the services of key personnel.

            Our business is highly dependent on a number of key executive officers, including Peter K. Hansen, our Chief Executive Officer and President,
and Lars Kragh, our Chief Information Officer. The loss of the services of any of our key personnel could have a material adverse effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other qualified personnel. Competition for key personnel and other highly qualified technical and managerial personnel in our industry is intense.

We rely, in part, on others to supply the underlying software and systems we use to provide our services. If we are unable to obtain third party support and delivery on a timely and reliable basis, our ability to perform services could be hindered and the relationships we have with our customers could be harmed.

            We rely on a number of third parties to supply underlying software and systems, as well as equipment and related maintenance. If, in the future, enhancements or upgrades of third party software and systems cannot be integrated with our technologies or if the technologies on which we rely fail to respond to industry standards or technological changes, we may be required to redesign our proprietary systems. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to supply us with underlying software and systems on a reliable, timely basis could harm our relationships with our customers and our ability to achieve our projected level of growth.

Our products may suffer from defects or errors, which may harm our reputation or subject us to product liability claims.

            The products we offer are inherently complex. Despite testing and quality control, current versions, new versions or enhancements of our products may contain errors. Any errors,

                                      -7-

slowdown or failure in our products may harm our reputation or subject us to product liability claims. Significant technical challenges also arise with our products because our customers purchase and integrate them with a number of third party computer applications and software. Such integration may not always be successful. Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs if our products contain undetected errors, or if we fail to meet our customers' expectations.
Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

We may not be able to protect our intellectual property rights.

            We rely on trade secrets, copyright, trademark and patent law to protect our proprietary technology. We are currently exploring obtaining additional patents for some of our proprietary technology and know-how.
Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources and the attention of management, either of which could negatively affect our business.
Additionally, our failure or inability to enforce our intellectual property rights or protect our trade secrets could negatively impact our business prospects and/or our financial results.

Conducting business in international markets subjects us to additional risks.

            For the year ended December 31, 2000 and the first nine months ended
September 30, 2001, approximately 11% and 14%, respectively, of our revenues were derived from our international operations. Thus, we are subject to risks inherent in doing business in international markets, including:

      o     difficulties in recruiting and retaining personnel and managing international operations;

      o     a high degree of costs associated with servicing smaller national markets; and

      o     fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international operations or hinder our ability to expand further internationally.

                                      -8-

                        Risks Related to NYFIX Millennium

NYFIX Millennium has a limited operating history and if it fails to become profitable, it may have a material adverse affect on our financial position or results of operations.

            NYFIX Millennium was formed in September 1999 and since that time has been in the development stage and has incurred aggregate net losses of
$17,696,000 through September 30, 2001, primarily in connection with development and start-up activities. Our investment in NYFIX Millennium involves a high degree of business and financial risks and could result in losses being recognized on our financial statements related to our investment in NYFIX
Millennium. NYFIX Millennium's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry. NYFIX
Millennium may not be successful in its business, and profitability may never be attained.

NYFIX Millennium faces substantial competition that could make it difficult to gain market share and harm its financial performance.

            The financial services industry is very competitive and we expect competition to intensify in the future. NYFIX Millennium faces competition from traditional stock exchanges, other ATSs and ECNs. Many financial service providers with which NYFIX Millennium competes are substantially larger than
NYFIX Millennium and have substantially greater financial, technical, marketing and other resources. Existing companies may seek to expand their own businesses to compete with NYFIX Millennium because of the ongoing growth of the securities markets, the interrelationship between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that enable customers to trade products and services other than securities, such as telecommunications capacity, as well as software companies, information and media companies, and other companies that are not currently in the brokerage business. NYFIX Millennium may not be able to compete effectively with its competitors.

NYFIX Millennium's revenue and growth could be adversely affected by declines in trading volume in the securities markets.

            NYFIX Millennium, as an ATS, will primarily generate its revenue by charging customers a fee for each trade passed through its system. The number of transactions that the NYFIX Millennium system handles generally corresponds directly to the volume of trading throughout the various securities markets.
Consequently, a widespread decline in overall trade volume in the securities markets could cause a decline in NYFIX Millennium's trading volume, resulting in stagnant or declining revenues.

                                      -9-

The securities brokerage industry is subject to extensive government regulation.
If NYFIX Millennium fails to comply with these regulations, it may be subject to disciplinary or other action by regulatory organizations.

            The securities industry is subject to extensive regulation under both federal and state laws. In addition to these laws, NYFIX Millennium must comply with rules of the Securities and Exchange Commission (SEC), including
Regulation ATS, and The National Association of Securities Dealers, Inc. (NASD),
various stock exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. As a registered broker-dealer, NYFIX Millennium is subject to numerous regulations covering the securities business, including:

      o     marketing practices;

      o     capital structure, including net capital requirements;

      o     record keeping; and

      o     conduct of directors, officers and employees.

Any failure to comply with these regulations could subject NYFIX Millennium to censure, fines, the issuance of cease-and-desist orders or the suspension, and/or disqualification of its officers, directors or employees.

NYFIX Millennium's compliance and risk management methods may not be effective.

            NYFIX Millennium's ability to comply with regulations depends largely on the establishment and maintenance of an effective compliance system, as well as its ability to attract and retain qualified compliance personnel.
NYFIX Millennium could be subject to disciplinary or other actions due to claimed noncompliance with regulations in the future. If a claim of noncompliance is made by a regulatory authority, the efforts of the management of NYFIX Millennium could be diverted to responding to such claim and NYFIX
Millennium could be subject to a range of possible consequences, including the payment of fines, civil lawsuits and the suspension of one or more portions of its business. In addition, its mode of operation and profitability may be directly affected by:

      o     additional legislation;

      o     changes in rules promulgated by the SEC, the NASD, the Board of
            Governors of the Federal Reserve System, the various stock exchanges or other self-regulatory organizations; or

                                      -10-

      o     changes in the interpretation or enforcement of existing laws and rules.

            In addition, NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes. The status of NYFIX Millennium as an
SEC registered broker-dealer and NASD member is conditioned, in part, on its ability to process and settle trades. If any of our systems and/or NYFIX
Millennium's systems do not operate properly or are disabled, the ability to process trades and handle peak trading volumes would be compromised.

                           Risks Related to Terrorism

Recent terrorist attacks have created significant instability and uncertainty in the world, which can exacerbate many of the risk factors listed above.

            The recent terrorist attacks in the United States and the
declaration of war by the United States against terrorism has created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. Such adverse political events may have a negative impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have an adverse effect on our financial operations including, but not limited to, our ability to expand the market for our products, enter into strategic relationships and effectively complete our business plan.

            In addition, terrorist attacks similar to the ones committed on
September 11, 2001 may directly affect our ability to keep our operations and services functioning properly. Future attacks could create problems for our computer systems, disrupt services, and delay product development and enhancement. Any of these occurrences could have a material adverse effect to our business and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

                                      -11-

            You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

              The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the
SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of
1934, as amended:

      (1)   Our Annual Report on Form 10-K for the year ended December 31, 2000;

      (2)   Our Quarterly Report on Form 10-Q for the quarterly period ended
            March 31, 2001;

      (3)   Our Quarterly Report on Form 10-Q for the quarterly period ended
            June 30, 2001;

      (4)   Our Quarterly Report on Form 10-Q for the quarterly period ended
            September 30, 2001;

      (5)   Our Current Report on Form 8-K, filed February 13, 2002; and

      (6)   The description of our common stock in our registration Statement on
            Form 8-A dated August 27, 1993.

            We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at NYFIX, Inc., Stamford Harbor Park, 333 Ludlow Street,
Stamford, CT 06902, Attention: Chief Financial Officer, telephone (203)
425-8000.

                                      -12-

                           FORWARD-LOOKING STATEMENTS

            This prospectus includes or incorporates by reference
forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by words such as "may,"
"will," "should," "could," "expect," "plan," "anticipate," "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

            The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See
"Selling Shareholders." We will not receive any proceeds from the sale of such shares. All net proceeds from the sale of the common stock will go to the shareholders that offer and sell their shares.

                              SELLING SHAREHOLDERS

            The following table sets forth information, as of the date hereof, with respect to our common stock beneficially owned by each selling shareholder.
The selling shareholders are not obligated to sell any of the shares offered by this prospectus. The number of shares sold by each selling shareholder may depend on a number of factors, such as the market price of our common stock.

            We are registering an aggregate of 672,250 shares of our common stock for resale by the selling shareholders in accordance with registration rights previously granted to them. We agreed to file a registration statement under the Securities Act with the SEC, of which this prospectus is a part, with respect to the resale of:

      o     an aggregate of 376,000 shares that we issued in March and April
            2001 in connection with certain selling shareholders becoming new partners in NYFIX Millennium; and

                                      -13-

      o     an aggregate of 296,250 shares that we issued on February 1, 2002 in connection with our exercising our option to purchase an additional
            30% of NYFIX Millennium from the selling shareholders.

            The selling shareholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling shareholders will own upon consummation of any such sales. Also, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the shares were issued, in transactions exempt from the registration requirements of the Securities Act.

                                            Number of                            Number of              Percentage of
                                             Shares                                Shares                Outstanding
                                          Beneficially         Number of        Beneficially             Common Stock
                                         Owned Prior to      Shares Being       Owned After                  After
Name                                     Offering(1)(2)         Offered        Offering(1)(3)            Offering(1)
----                                     ---------------        -------        --------------           ------------

Societe Generale Investment
Corporation                                  315,000             33,750            281,250(4)                1.0%

UBS (USA) Inc.                               315,000             33,750            281,250(4)                1.0%

LabMorgan Corporation                        218,000            218,000                  0                     0

DB U.S. Financial Markets
Holding Corporation                          127,500             33,750             93,750(4)                  *

First Union Investors, Inc.                  109,000            109,000                  0                     0

Tristar Communications, Inc.                 109,000            109,000                  0                     0

ABN Amro Securities, L.L.C                    33,750             33,750                  0                     0

Alliance Capital Management LP                33,750             33,750                  0                     0

Lehman Brothers Inc.                          33,750             33,750                  0                     0

MSDW Equity Investments Ltd.                  33,750             33,750                  0                     0
------------------------
 *          less than 1%

(1)         Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such

                                      -14-

            person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted. Assumes a base of 27,879,625 shares of common stock outstanding.

(2)         The number of shares listed as beneficially owned only reflects the number of shares of our common stock issued by us directly to the selling shareholder. We are not aware of any other shares
            beneficially owned by the selling shareholder.

(3)         Beneficial ownership of shares held by the selling shareholder after this offering assumes that each selling shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.

(4)         These shares have previously been registered for resale pursuant to
            Registration Statement No. 333-93943, filed on December 30, 1999.

                              PLAN OF DISTRIBUTION

            This prospectus relates to the offer and sale by the selling shareholders of an aggregate of 672,250 shares of our common stock that we issued in connection with certain of the selling shareholders becoming partners in NYFIX Millennium and in connection with our exercising of our option to purchase an additional 30% of NYFIX Millennium from our partners.

            The selling shareholders may sell the shares in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The selling shareholders may sell the shares through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. The selling shareholders may also sell shares pursuant to Rule 144 of the Securities Act, if applicable.

            The selling shareholders may use underwriters or broker-dealers to sell the shares. Such underwriters and broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders, or they may receive commissions from the purchasers of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any underwriter or broker-dealer who participates in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

            In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act.
We will disclose in a post-effective amendment to the registration statement any broker-dealers the selling shareholders contract with in

                                      -15-

the selling effort who may appear to be acting as underwriters within the meaning of Section 2(11) of the Securities Act. If any such broker-dealers are acting as underwriters, we will revise the disclosures in the registration statement to include the amount of the shares of our common stock being sold by the broker-dealer and, if the broker-dealer is entitled to sell additional shares, the broker-dealer's relationship and obligations to us and the selling shareholders and any associated expenses which we or the selling shareholders may incur in connection with such sale of our common stock. We will also file any agreement the selling shareholders or we may enter into with such broker-dealer as an exhibit to the registration statement.

            Under applicable rules and regulations under the Securities Exchange
Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a certain period of time, except under certain limited circumstances.
Also, without limiting the foregoing, each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including
Regulation M), which provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder.

            At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares, and any discounts or commissions.

            In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

            We have agreed to pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York,
New York. Certain partners of Olshan Grundman Frome Rosenzweig & Wolosky LLP beneficially own an aggregate of approximately 127,000 shares of our common stock.

                                      -16-

                                     EXPERTS

            The consolidated financial statements as of and for the year ended
December 31, 2000, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2000, have been audited by
Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

            The audited consolidated financial statements as of December 31,
1999 and for each of the two years in the period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -17-

                                   NYFIX, Inc.

                                 672,250 Shares
                                       of
                                  Common Stock

                               ------------------

                                   PROSPECTUS
                                -----------------

                              __________ ___, 2002

            You should rely only on the information contained in this
prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such person is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

            No action is being taken in any jurisdiction outside the U.S. to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                      -18-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance And Distribution.

            The following table sets forth the costs and expenses payable by the
Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

                                                                       Amount to
                                                                        be Paid

SEC registration fee .................................................$   755.77

Accounting fees and expenses .........................................$ 6,000.00

Legal fees and expenses ..............................................$15,000.00

Miscellaneous ........................................................$ 3,244.23
                                                                      ----------

            Total ....................................................$25,000.00
                                                                      ==========

Item 15.          Indemnification of Directors and Officers.

            The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors'

                                      II-1

resolution or an agreement providing for such indemnification.

            The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections
721-725 of the BCL.

            Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 16.          Exhibits.

Number            Description
------            -----------

4.1(i)            Composite Certificate of Incorporation of the Registrant.
4.2(ii)           Bylaws of the Registrant.
4.3(iii)          Rights Agreement between Chase Mellon Shareholder Services,
                  L.L.C. and the Registrant, dated September 1, 1997.
4.4(iv)           First Amendment to Rights Agreement between Chase Mellon
                  Shareholder Services, L.L.C. and the Registrant, dated October
                  25, 1999.
5.1**             Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1*             Consent of Deloitte & Touche LLP.
23.2*             Consent of Arthur Andersen LLP.
23.3**            Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  (contained in Exhibit 5.1).
24.1*             Power of Attorney (included on the signature page of this
                  Registration Statement).

---------------------
*           Filed herewith.
**          To be filed by amendment.

(i)         Incorporated by reference from Exhibit 3.1 to the Registrant's
            Registration Statement on Form S-3/A filed June 1, 2001
            (Registration No. 333-60314).
(ii)        Incorporated by reference from Exhibit 3.2 to the Registrant's
            Registration Statement on Form 10 filed March 5, 1993.
(iii)       Incorporated by reference from Exhibit 1 to the Registrant's
            Registration Statement on Form 8-A filed September 10, 1997
            (Registration No. 001-12292).
(iv)        Incorporated by reference from Exhibit 3 to the Registrant's
            Registration Statement on Form 8-A/A filed November 3, 1999
            (Registration No. 001-12292).

                                      II-2

Item 17.    Undertakings.

            (a) The undersigned Registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this Registration
            Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
            Statement or any material change to such information in the
            Registration Statement;

                        (2) That, for the purpose of determining any liability
            under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                        (3) To remove from registration by means of a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 6th day of
March, 2002.

                                    NYFIX, INC.

                                    By:  /s/ Peter K. Hansen
                                         ---------------------------------------
                                         Peter K. Hansen
                                         Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter K. Hansen, Chief Executive
Officer and President, and Richard A. Castillo, Chief Financial Officer, and
each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration
Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                    Title                                            Date
         ---------                                    -----                                            ----

/s/ Peter K. Hansen
------------------------------            Chief Executive Officer,                                 March 6, 2002
Peter K. Hansen                           President and Director (Principal
                                          Executive Officer)

/s/ Richard A. Castillo
------------------------------            Chief Financial Officer (Principal
Richard A. Castillo                       Accounting Officer)                                      March 6, 2002

/s/ George O. Deehan
------------------------------            Director                                                 March 6, 2002
George O. Deehan

/s/ William J. Lynch
------------------------------            Director                                                 March 6, 2002
William J. Lynch

/s/ Carl E. Warden
------------------------------            Director                                                 March 6, 2002
Carl E. Warden

                                      II-4

                                  Exhibit Index
                                  -------------

Exhibit
-------

     4.1(i)         Composite Certificate of Incorporation of the Registrant.
     4.2(ii)        Bylaws of the Registrant.
     4.3(iii)       Rights Agreement between Chase Mellon Shareholder Services,
                    L.L.C. and the Registrant, dated September 1, 1997.
     4.4(iv)        First Amendment to Rights Agreement between Chase Mellon
                    Shareholder Services, L.L.C. and the Registrant, dated
                    October 25, 1999.
     5.1**          Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
     23.1*          Consent of Deloitte & Touche LLP.
     23.2*          Consent of Arthur Andersen LLP.
     23.3**         Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    (contained in Exhibit 5.1).
     24.1*          Power of Attorney (included on the signature page of this
                    Registration Statement).

-------------------------
*           Filed herewith.
**          To be filed by amendment.

(i)         Incorporated by reference from Exhibit 3.1 to the Registrant's
            Registration Statement on Form S-3/A filed June 1, 2001
            (Registration No. 333-60314).

(ii)        Incorporated by reference from Exhibit 3.2 to the Registrant's
            Registration Statement Form 10 filed March 5, 1993.

(iii)       Incorporated by reference from Exhibit 1 to the registration statement on Form 8-A filed September 10, 1997 (Registration No.
            001-12292).

(iv)        Incorporated by reference from Exhibit 3 to the registration statement on Form 8-A/A filed November 3, 1999 (Registration No.
            001-12292).

                                      II-5